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                                                                    EXHIBIT 10.1

                                  NEW PTRS, LLC
                       a Florida Limited Liability Company

                                   ----------

                       COASTAL HEALTH CARE SOLUTIONS, LLC,
                       a Florida Limited Liability Company

                                   ----------

              PROFESSIONAL THERAPY & REHABILITATION SERVICES, LLC,
                       a Florida Limited Liability Company

                                   ----------

                  PROFESSIONAL THERAPY & REHAB SERVICES, INC.,
                              a Florida Corporation

                           PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT ("this Agreement") is made on April 5, 2006, effective
April 5, 2006, between Marc Domb ("DOMB") and David Kyle ("KYLE"), Coastal Health Care Solutions, LLC, a Florida Limited Liability Company ("CHCS, LLC"), Professional Therapy & Rehabilitation Services, LLC, a Florida Limited Liability Company ("PTRS, LLC"), Professional Therapy & Rehab Services, Inc., a Florida Corporation ("PTRS, INC."), Nursing Solutions International, Inc., a Florida corporation ("NSI, INC."), each with offices located as set forth on Schedule "A", New PTRS, LLC, a Florida limited liability company ("NPTRS" or "NEW PTRS"), and Family Home Health Services, Inc., a Nevada corporation with offices at 801
W. Ann Arbor Trail, Suite 200, Plymouth, Michigan 48170 ("FYHH"). For the purposes of this Agreement, CHCS, LLC, PTRS, LLC and PTRS, Inc. are each referred to as "SELLER" and collectively referred to as "SELLERS"; Domb, Kyle, PTRS, Inc. and NSI, Inc. are each referred to as "SELLER EQUITYHOLDER" and collectively as "SELLER EQUITYHOLDERS"; Sellers and Seller Equityholders are referred to as "SELLER PARTIES"; and New PTRS is referred to as "BUYER".

                                   BACKGROUND

A. Sellers are engaged in the business of home health care ("BUSINESS").

B. Buyer desires to purchase, and Sellers desire to sell to Buyer, the Purchased Assets (as defined in Section 1) on the terms and subject to the conditions of this Agreement.

C. Domb owns 100% of the issued and outstanding stock of PTRS, Inc. ("PTRS STOCK").

D. Kyle owns 100% of the issued and outstanding stock of NSI, Inc. ("NSI
STOCK").

E. PTRS, Inc. and NSI, Inc. each own 50% of the membership interests of CHCS, LLC and PTRS, LLC. ("CHCS MEMBERSHIP INTEREST" and "PTRS MEMBERSHIP INTEREST", respectively).

F. FYHH owns 100% of the membership interests of NPTRS ("NPTRS MEMBERSHIP INTEREST").

G. Domb is an executive officer of PTRS, Inc., PTRS, LLC and CHCS, LLC.

H. Kyle is an executive officer of NSI, Inc., PTRS, LLC and CHCS, LLC.

I. For the purposes of this Agreement, PTRS Membership Interest, CHCS Membership Interest and PTRS Stock shall each be referred to as "EQUITY INTEREST" and together as "EQUITY INTERESTS".

J. Seller Equityholders will receive a substantial economic benefit from Buyer's purchase of the Purchased Assets from Sellers and are joining in this Agreement to make the representations, warranties, covenants, and indemnifications set forth in this Agreement as a condition to Buyer's willingness to purchase the Purchased Assets from Sellers. Domb and Kyle have also agreed to be employed by and not to compete with Buyer in the conduct of the Business as provided in Employment Agreements in the form agreed upon by the parties on the date of this Agreement ("EMPLOYMENT AGREEMENTS"). Sellers

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have also agreed not to compete with Buyer in the conduct of the Business as provided in noncompetition agreements in the form agreed upon by the parties on the date of this Agreement ("NONCOMPETITION AGREEMENTS").

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller Parties and Buyer agree as follows:

1. ASSETS PURCHASED. At the Closing, each Seller shall sell and deliver to Buyer all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that on the Closing Date are owned by each Seller or in which each Seller has an interest of any kind ("PURCHASED ASSETS") except only the assets specifically identified in Section 1.12 hereof. The Purchased Assets include, without limitation, the following:

     1.1 All equipment (as defined in the Uniform Commercial Code of the State of Florida, as amended ("UCC")), and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on Seller's books (including, without limitation, the items listed on Schedule 1.1) ("PERSONAL PROPERTY").

     1.2 All inventory (as defined in the UCC), including, without limitation, the items listed on Schedule 1.2 ("INVENTORY").

     1.3 All accounts, chattel paper, documents, and instruments (all as defined in the UCC), including all accrued interest receivable and also any security Seller holds for the payment thereof (including, without limitation, the items described on Schedule 1.3) ("RECEIVABLES") and all of Seller's general intangibles (as defined in the UCC) and, to the extent not otherwise constituting general intangibles as defined above, any interest of Seller in any and all claims by Seller against any other person or entity, whether now accrued or later to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from suppliers (except as they may pertain to Seller's liabilities other than Assumed Liabilities), claims for collection or indemnity, claims in bankruptcy, and choses in action.

     1.4 All cash, cash equivalents, and amounts held on deposit in all savings, checking, money market, investment, and other similar accounts (including, without limitation, the accounts listed on Schedule 1.4).

     1.5 All Seller's right, title, benefit, and interest in and to all intellectual property and intellectual property rights owned by or licensed by the Sellers, including, but not limited to, all inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, patents, patent applications, registered and unregistered copyrights and copyright rights in both published and unpublished works, registered and unregistered trademarks, registered and unregistered trade names, formulae and secret and confidential processes, know-how, technology, customer lists, computer software, databases, data, process technology, and other industrial property (whether patentable or unpatentable), all rights to sue for the infringement of any of the foregoing, all renewals and extensions of any of the foregoing, and all goodwill of Sellers relating to any of the foregoing ("INTELLECTUAL PROPERTY") to the extent not otherwise included in this Section 1 (including, without limitation, the items listed on Schedule 1.5).

     1.6 The full benefit of (a) any and all purchase orders placed with and accepted by Sellers in the ordinary course of business on or before the Closing Date that have not been completely performed or filled before the Closing Date, covering the purchase from Sellers of products to be supplied by Sellers, or covering the rendition by Sellers of services, and including all deposits, progress payments, and credits (including, without limitation, those items listed on Schedule 1.6); (b) the purchase orders listed on Schedule 1.6 placed by Sellers before the Closing Date that have not been completely performed before

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the Closing Date, covering Sellers' purchase of inventory, supplies, or materials in the ordinary course of business; (c) the leases of personal property and other agreements listed in Schedule 1.6; and (d) all policies of insurance and rights to make claims and other rights thereunder ("CONTRACTS AND COMMITMENTS").

     1.7 All records and lists that pertain directly or indirectly, in whole or in part, to any one or more of the following: Sellers' customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and/or operations.

     1.8 All security deposits, prepaid expenses, and similar items reflected in the latest of the Financial Statements of Seller referred to in Section 10.7, in the amount accrued as of the Closing Date.

     1.9 All transferable local, state, and federal franchises, licenses, bonds, permits, and similar items pertaining to the Business and/or the Purchased Assets (including, without limitation, the items described in Schedule 10.6) ("PERMITS").

     1.10 The Business conducted by Sellers as a going concern, including any and all goodwill, telephone and facsimile numbers, yellow-page advertisements, and Sellers' right to use the names as defined in Section 17 and all related names and derivations, and the entire right, title, and interest in the United States and throughout the world of the Internet domain names ("DOMAIN NAMES") registered by Seller as set forth on Schedule 1.10.

     1.11 Sellers shall update all Schedules described in this Section 1 (except 1.6(b) and (c)) as of the Closing Date.

     1.12 The assets set forth on Schedule 1.12 are excluded from Purchased Assets ("EXCLUDED ASSETS"). The Equity Interests of CHCS, LLC and PTRS, LLC owned by PTRS, Inc. are also excluded from Purchased Assets and are included in Excluded Assets. Furthermore, the Toyota Land Cruiser owned by PTRS, Inc. is excluded from Purchased Assets and is included in Excluded Assets.

2. LIABILITIES ASSUMED. Sellers agree that Buyer assumes no liabilities of Sellers, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, except only for (a) those trade payables and other liabilities specifically identified on Schedule 2 (but not exceeding the amount on Schedule 2) and such changes in the amount of those and other trade payables that may be specified on an updated Schedule 2 delivered at the Closing that Buyer, in its discretion, may agree in writing to assume, and (b) any executory obligations of Sellers' continued performance arising in the ordinary course of business under any Contracts and Commitments that become performable or payable on or after the Closing Date (the "Assumed Liabilities"). Buyer is not assuming any liability with respect to the Toyota Land Cruiser owned by PTRS, Inc.

3. PURCHASE PRICE FOR PURCHASED ASSETS.

     3.1 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets ("PURCHASE PRICE")(which shall be allocated to each of the Sellers as set forth on Schedule 3.2) shall be determined and paid as follows:

          3.1.1. Within a reasonable time after each period designated, the parties shall determine the combined Sellers' earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period beginning July 1, 2004 and ending June 30, 2005 ("JUNE 2005 EBITDA"); the combined Sellers' EBITDA for the period beginning January 1, 2005 and ending December 31, 2005 ("CALENDAR 2005 EBITDA"); the EBITDA of (i) the combined Sellers' for the period between July 1, 2005 and ending upon Closing and (ii) the Buyer for the period beginning at Closing and ending June 30, 2006 ("2006 EBITDA") and the Buyer's EBITDA for the period beginning July 1, 2006 and ending June 30, 2007 ("2007 EBITDA"). The result of five (5) times the June 2005 EBITDA, five (5) times the Calendar 2005 EBITDA, five (5) times the 2006 EBITDA and five (5) times the 2007 EBITDA shall be referred to, respectively, as the "June 2005 EBITDAx5", the "Calendar 2005 EBITDAx5", the "2006 EBITDAx5" and

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the "2007 EBITDAx5". The parties agree that the June 2005 EBITDAx5 is Six
Million, Five Hundred Forty-six Thousand, Six Hundred Twenty-four Dollars ($6,546,624); provided, however, this amount shall be reduced by Sixty-one Thousand Four Hundred Fifty-six Dollars ($61,456.00) ("PURCHASE PRICE ADJUSTMENT");

          3.1.2. At the closing the Buyer shall pay to the Sellers an amount equal to sixty-five percent (65%) of the June 2005 EBITDAx5 in cash, which equals Four Million, Two Hundred Fifty-five Thousand, Three Hundred Six Dollars ($4,255,306) ("DOWN PAYMENT"); provided, however, this amount shall be reduced by one-half (1/2) of the Purchase Price Adjustment ($30,728.00). Therefore, the amount to be paid to Sellers at Closing is Four Million, Two Hundred Twenty-four Thousand, Five Hundred Seventy-eight Dollars ($4,224,578.00).

          3.1.3. On the first (1st) anniversary of the closing, the Buyer shall pay to the Sellers an amount equal to the Calendar 2005 EBITDAx5 in cash minus the sum of (1) the Down Payment and (2) one-half (1/2) of the Purchase Price Adjustment ($30,728.00). The Buyer shall also pay to Sellers at this time interest in an amount equal to eight percent (8%) of the amount paid pursuant to this Section 3.1.3. in cash.

          3.1.4. On the first (1st) anniversary of the closing, the Buyer shall pay to Sellers an amount equal to (a) the 2006 EBITDAx5 minus (b) the Calendar 2005 EBITDAx5. The payment pursuant to this Section 3.1.4. shall be payable entirely in the common stock of FYHH as valued on the average daily closing price during the period beginning June 1, 2006 and ending June 30, 2006, both inclusive. Such stock will be delivered to Sellers within thirty (30) days of the completion of the audit of all of the Sellers and the Buyer for 2006.

          3.1.5. On the second (2nd) anniversary of the closing, the Buyer shall pay to Sellers an amount equal to (a) the 2007 EBITDAx5 minus (b) the cash and the value of the stock transferred to Sellers pursuant to Sections 3.1.2. through 3.1.4, inclusive. The payment pursuant to this Section 3.1.5. shall be payable entirely in the common stock of FYHH as valued on the average daily closing price during the period beginning June 1, 2007 and ending June 30, 2007, both inclusive. Such stock will be delivered to Sellers within thirty (30) days of the completion of the audit of the Buyer for 2007.

          3.1.6. The cash portions of the Purchase Price shall be paid by the Buyer to the Sellers by the wire transfer of immediately available funds to bank account(s) directed by the Sellers.

          3.1.7. For the purposes of the calculations set forth in Sections
3.1.4 and 3.1.5 hereof and the calculation of interest set forth in Section
3.1.3 hereof, Buyer shall be deemed to have paid the Purchase Price Adjustment to Seller at the Closing.

          3.1.8. For the purposes of this entire agreement, EBITDA shall be computed by the Buyer's accountants pursuant to GAAP and shall take into account, (1) the expenses paid to the Buyer's parent for administrative and management fees which are specifically identifiable and directly attributable to the operations of the Buyer and (2) all salary and bonuses paid pursuant to the Employment Agreements between Domb and Kyle, as employees, and Buyer, as employer. Seller's CPA firm, CR Cooper, shall have the right to review and verify the propriety of the computation of the Calendar 2005 EBITDA, the 2006 EBITDA and the 2007 EBITDA at sellers= expense. Based upon the review performed by CR Cooper, in the event of any question or dispute regarding the computation of the EBITDA, the Buyer and Sellers, and their respective accountants, will attempt amicably to resolve such issues by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, such dispute shall be subject to exclusive, final and binding arbitration. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

          3.1.9. For the purposes of Sections 3.1.4 and 3.1.5, if the parties are unable to agree on the value of the stock of FYHH, such stock shall be valued according to the applicable rules of the

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Securities Exchange Commission or, if none, according to Treasury Regulation
Section 20.2031-2; provided, however sales, purchases, bids and asks of the parties hereto, their affiliates, related parties and members of their immediate families shall be disregarded. For purposes of this Agreement, "AFFILIATE" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns more than 10% of the voting securities or partnership interest of, or controls, or is owned or controlled by, or is under common ownership or control with, the specified Person. For purposes of this definition, the term "CONTROL" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise and "PERSON" shall mean any individual, group, corporation, partnership, or other organization or entity (including, without limitation, any governmental entity). The parties acknowledge that the valuation of the stock may take some time and agree that, when issued, it will be issued effective on the first day following the end of the EBITDA period in question.

          3.1.10. On or before the fifteenth (15th) day following the Closing Date, each Seller shall deliver to Buyer financial statements prepared in accordance with GAAP for the calendar year ended December 31, 2005 and the calendar quarter ended March 31, 2006. The financial statements for the calendar quarter ended March 31, 2006 are hereinafter sometimes referred to as the "Closing Financial Statements". Buyer shall audit the Closing Financial Statements within seventy-five (75) business days of receipt thereof ("Approval Date"). "Net Cash" of each Seller shall mean the sum of the that Seller's Cash plus that Seller's Accounts Receivable minus that Seller's Accounts Payable as set forth on that Seller's audited Closing Financial Statements. "Aggregate Net Cash" shall mean the sum of the Net Cash of all Sellers and shall not be less than One Million, Two Hundred Thousand Dollars ($1,200,000.00). "Aggregate Cash" shall mean the sum of the Cash of all Sellers and shall not be less than Three Hundred Forty-Six Thousand Dollars ($346,000.00). "Aggregate Accounts Payable" shall mean the sum of the Accounts Payable of all Sellers and shall not exceed One Hundred Thirty-eight Thousand Dollars ($138,000).

          3.1.11. The parties acknowledge that, for the purposes of all calculations made herein, the calculations made with respect to PTRS, Inc. shall not include the amounts attributable to PTRS, LLC and CHCS, LLC. That is, the earnings and assets of PTRS, Inc. attributable to PTRS, Inc.'s ownership of PTRS, LLC and CHCS, LLC will not be double-counted for purposes of arriving at combined or aggregate attributes and/or values of the combined Sellers.

          3.1.12. Notwithstanding anything contained herein to the contrary, the total number of shares of common stock of FYHH to be issued to Sellers pursuant to this Agreement shall not exceed One Million (1,000,000).

     3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 3.2. Buyer and Sellers agree to execute and deliver as soon as reasonably practical after the Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.2 and otherwise acceptable to Buyer, and to file all other returns and reports in a manner consistent with the allocations in this Section. If a Seller is dissolved, the payments due such Seller pursuant to Sections 3.1.3, 3.1.4 and 3.1.5 hereunder shall be made to such Seller's successor(s) in interest.

4. RELATED AGREEMENTS.

          4.1.1. Employment Agreements. At the Closing, Domb and Kyle shall execute and deliver to Buyer the Employment Agreements and Seller Parties shall execute and deliver to Buyer the Noncompetition Agreements.

          4.1.2. Lease. Sellers shall execute and deliver to Buyer assignments of Lease for each location at which the Business is conducted within fifteen
(15) days after the Closing.

5. DELIVERY FREE OF ENCUMBRANCES. Sellers shall deliver good title to the Purchased Assets free from all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies,

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easements, pledges, security interests, and other encumbrances ("Encumbrances").

6. PRE-CLOSING ACTIONS. BEFORE THE CLOSING:

     6.1 Conduct of Business. Seller Parties shall carry on and conduct the Business only in the ordinary course consistent with past practices, without any change in the policies, practices, and methods that Seller pursued before the date of this Agreement. Seller Parties will use their best efforts to preserve the Business organization intact; to preserve the relationships with Seller's customers, suppliers, and others having business dealings with it; and to preserve the services of Seller's employees, agents, and representatives. Without limitation of the foregoing, (a) Seller Parties shall not undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on Schedule 10.9; and (b) Seller Parties will not alter the physical content or character of any of the Business's inventories so as to affect the nature of the Business or result in a change in the total dollar valuation of the inventories or otherwise take action or refrain from taking action that would result in any change in the Purchased Assets or Assumed Liabilities, other than in the ordinary course of business consistent with past practices.

     6.2 Buyer's Access. From the date of this Agreement through the Closing, Seller Parties shall permit Buyer and its representatives to make a full business, financial, accounting, and legal investigation of Seller, the Business, the Purchased Assets, and the Assumed Liabilities. Seller Parties shall take all reasonable steps necessary to cooperate with Buyer in undertaking this investigation. No such investigation or any knowledge obtained or that could have been obtained in such investigation by Buyer or its representatives shall affect the representations and warranties of Seller Parties or Buyer's reliance on them.

     6.3 Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller Parties will immediately advise Buyer in writing if (a) any of Seller Parties' representations or warranties are untrue or incorrect in any material respect or (b) Seller Parties become aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of Seller Parties being untrue or incorrect as if Seller Parties were then making them. Seller Parties will not take any action, or omit to take any action, that would result in any of Seller Parties' representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. Seller Parties will use their best efforts to cause all conditions within their control that are set forth in Section 7 to be satisfied as promptly as practicable under the circumstances.

     6.4 No Solicitation. The Sellers will immediately cease any existing discussions or negotiations with any third parties with respect to any sale or other transfer of the business of any Seller, whether by a sale of the Equity Interests, by a sale of assets, by merger, consolidation, recapitalization, reorganization, or otherwise ("ACQUISITION TRANSACTION"). The Sellers and the Seller Parties will not, and will cause the employees, members, managers, officers, directors and shareholders of all Sellers and any member of such person's immediate family, or any affiliate not to, directly or indirectly, encourage, solicit, participate in, or initiate discussions or negotiations with, or provide any information to, any person (other than the Buyer or its directors, officers, employees, or representatives) concerning any Acquisition Transaction.

     6.5 Non-Solicitation of Employees. In order that the Buyer may have and enjoy the benefit of its acquisition of the Business, each Seller Party shall not, directly or indirectly, during the period of Domb's and/or Kyle's employment with any Seller or Buyer and for a period of three (3) years following the date of the such employee's termination of employment with any Seller or Buyer, induce or attempt to persuade any current or future employee of any Seller or Buyer not to be employed by, or to terminate such employee's employment with, the Seller or Buyer, or employ any current or future employee of any Seller or Buyer. Nor shall Buyer solicit any employees of any Seller through the Closing without the permission of such Seller.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at

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the Closing of each of the following conditions:

     7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller Parties contained in this Agreement and all related documents shall be true and correct on the date of this Agreement and at and as of the Closing.

     7.2 Performance of Covenants. The Seller Parties shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or at the Closing. Domb and Kyle shall have executed and delivered the Employment Agreements and the Lease assignments (which shall be delivered within fifteen (15) days of Closing, and the Seller Parties shall have executed and delivered the Noncompetition Agreements.

     7.3 [Reserved]

     7.4 Permits. Buyer shall have received all permits that in Buyer's opinion are necessary to operate the Business after the Closing.

     7.5 No Casualty. Before the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of the Purchased Assets or the Business.

     7.6 Opinion of Counsel. Buyer shall have received the favorable opinion of Seller's counsel dated the Closing Date and in form and substance satisfactory to Buyer's counsel.

     7.7 [Reserved]

     7.8 Instruments of Transfer. Seller shall have delivered to Buyer all bills of sale, instruments of transfer, conveyances, assurances, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title that are consistent with the requirements of Section 5 and the warranties Seller Parties make in this Agreement and that shall be necessary or reasonably required to effectively transfer the Purchased Assets to Buyer with good title, free from all Encumbrances.

     7.9 Certificates Regarding Conditions Precedent. The Seller Parties shall have delivered to Buyer certificates of the Seller Parties certifying that as of the Closing Date all of the conditions set forth in Sections 7.1, 7.2, 7.5, 7.10, and 7.12 have been satisfied.

     7.10 No Litigation. No proceeding or investigation shall have been instituted before or by any court or governmental body (a) to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or
(b) that might affect Buyer's right to own, operate, and control the Purchased Assets after the Closing Date.

     7.11 Lien Search. Buyer shall have received UCC lien searches in form and content satisfactory to Buyer.

     7.12 Consents. Seller shall have obtained, in writing, all consents necessary or desirable to consummate or to facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

     7.13 Environmental Matters. Buyer shall be satisfied that Sellers own no real property and have violated no Environmental Laws.

     7.14 [Reserved]

     7.15 [Reserved]

     7.16 [Reserved]

     7.17 Other Documents and Instruments. Buyer shall have received such other documents and instruments as it has reasonably requested.

     7.18 Approvals by Buyer's Counsel. Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller Parties are to deliver at the Closing.

8. CONDITIONS PRECEDENT TO SELLER PARTIES' OBLIGATIONS. Seller Parties' obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by them) of each of the following conditions before or at the Closing:

     8.1 Accuracy of Representations and Warranties. Buyer's representations and warranties contained in this Agreement and all related documents shall be true and correct as of the date of this Agreement and at and as of the Closing.

     8.2 Performance of Covenants. Buyer shall have in all respects performed and complied with all the covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or at the Closing.

9. CLOSING MATTERS.

     9.1 Closing. The closing of the transactions contemplated in this Agreement ("CLOSING") shall take place at the offices of ________________________________, on or before __________________, 2006, or at such other place and/or on such other date and/or time as the parties may agree in writing ("CLOSING DATE") effective as of the opening of business on the first day of the calendar month during which the Closing Date occurs. All transactions and all documents executed and delivered at the Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered. For the purposes of this Agreement, the term "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are generally open for business in Florida.

     9.2 Certain Closing Expenses; Prorations. Seller Parties shall be liable for and shall pay all federal, state, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer. Personal property taxes, utility charges (including electricity, gas, water, sewer, and telephone), refuse collection, and other service contracts assumed by Buyer shall be prorated ratably as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter.

     9.3 Further Assurances. Seller Parties shall cooperate with and assist Buyer with the transfer of the Purchased Assets under this Agreement and take all other reasonable actions to assure that the business is smoothly transferred to Buyer. From time to time after the Closing Date, Seller Parties shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as necessary or desirable to effectively carry out the intent of this Agreement and to transfer the Purchased Assets to Buyer.

10. SELLER PARTIES' REPRESENTATIONS AND WARRANTIES. Each of the Seller Parties, jointly and severally, represents and warrants to Buyer as follows as of the date of the Agreement and as of the Closing Date, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

     10.1 Organization and Standing. CHCS, LLC and PTRS, LLC are Florida limited liability companies. PTRS, Inc. is a Florida corporation. Each Seller is organized, validly existing, and in good standing under the laws of the State of Florida, and each Seller has all requisite power and authority to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties each Seller owns or leases do not make the licensing or qualification of any Seller as a foreign corporation necessary under the laws of any other jurisdiction. Except as set forth in
Schedule 10.1, no Seller has used or assumed any other name in connection with the conduct of its business during the last five years.

     10.2 Authorization. Each Seller has all requisite power and authority, and each of the Seller Equityholders has all requisite legal capacity (a) to execute, deliver, and perform this Agreement, the Employment Agreements, the Noncompetition Agreements, and the Lease Assignment ("RELATED AGREEMENTS") to which each is a party and (b) to consummate the transactions contemplated under this Agreement and the Related Agreements. Each Seller has taken all necessary action (including the approval of its board of directors and shareholders or managers and members, as the case may be) to approve the execution, delivery, and performance of this Agreement and each of the Related Agreements to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement and in the Noncompetition Agreement. Each of the Seller Parties has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of each of the Seller Parties that is a party to them, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     10.3 Existing Agreements and Governmental Approvals.

          10.3.1. The execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them: (i) do not and will not violate any provisions of law applicable to any of the Seller Parties, the Business, or the Purchased Assets; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) each Seller's Articles of Incorporation or Bylaws or Articles of Organization or Operating Agreement, as the case may be ("APPLICABLE GOVERNING DOCUMENTS"), or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which any of the Seller Parties is a party or by which any of them or any of their respective assets and properties are bound (including, without limitation, the Purchased Assets); and (iii) do not and will not result in the creation of any Encumbrance on any of the Seller Parties' properties, assets, or Business (including, without limitation, the Purchased Assets).

          10.3.2. No approval, authority, or consent of, or filing by, any Seller Party with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, limited liability company, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement or any of the Related Agreements by any of the Seller Parties, (ii) to authorize the consummation of the transactions contemplated by this Agreement or any of the Related Agreements by any of the Seller Parties, or (iii) to continue Buyer's use and operation of the Purchased Assets after the Closing Date.

     10.4 No Subsidiaries. Except for PTRS, Inc.'s ownership of CHCS, LLC and PTRS, LLC, no Seller has any subsidiaries or directly or indirectly owns any interest or has any investment in any other corporation, partnership, or other entity.

     10.5 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller Parties, threatened. Seller Parties have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "BEST KNOWLEDGE OF SELLER PARTIES" means such knowledge as any of the Seller Parties would have after due inquiry into the matter in question.

     10.6 Permits and Licenses. Each Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer at the Closing, without expense to Buyer. A complete list of such permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 10.6.

     10.7 Financial Statements. Seller Parties have delivered to Buyer the financial statements listed in Schedule 10.7 (the "Financial Statements"). The Financial Statements have been and will be prepared in accordance with GAAP, do and will fairly and accurately present each Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects. All inventories reflected in the Financial Statements have been valued at the lower of cost or market value, with cost determined using the last-in, first-out method; adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes (as defined in Section 10.19(a)) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 10.7, each Seller's books, records, and work papers are complete and correct; have been maintained on an accrual basis in accordance with GAAP; and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of each Seller's operations that are set forth in the Financial Statements and are to be set forth in the Preliminary Balance Sheet and the Closing Balance Sheet.

     10.8 No Undisclosed Liabilities. Except as otherwise disclosed in the Financial Statements (none of which have or will have arisen as a result of negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, or default under any Contract or Commitment attributable to any Seller or for which any Seller shall be responsible), no Seller has any debts, liabilities, or obligations of any kind or character whatsoever, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, and whether or not of a character as would be required to be reflected in a balance sheet of any Seller prepared in accordance with GAAP.

     10.9 Conduct of Business. Since June 30, 2005, no Seller has:

          10.9.1. Declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

          10.9.2. Merged or consolidated with any other entity.

          10.9.3. Altered or amended its Applicable Governing Documents.

          10.9.4. Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business consistent with past practices.

          10.9.5. Experienced any labor disturbance.

          10.9.6. Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (i) in the ordinary course of business consistent with past practices and (ii) in connection with the performance of this Agreement.

          10.9.7. Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in Seller's balance sheet dated June 30, 2005 or (ii) liabilities incurred since the date of the balance sheet, in each case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability.

          10.9.8. Mortgaged, pledged, or subjected to any Encumbrance any of the Purchased Assets.

          10.9.9. Sold, transferred, or agreed to sell or transfer any asset or business; cancelled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

          10.9.10. Disposed of or permitted to lapse any Intellectual Property.

          10.9.11. Granted any increase in employee rates of pay or any increases in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, manager, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent.

          10.9.12. Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $50,000.00.

          10.9.13. Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, member, officer, director or manager of Seller; any member of their immediate families; or any of their affiliates.

          10.9.14. Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.

          10.9.15. Failed to regularly maintain and repair the Purchased Assets in the ordinary course of business consistent with past practices.

          10.9.16. Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property.

          10.9.17. Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

          10.9.18. Varied, cancelled, or allowed to expire any insurance coverage.

          10.9.19. Made any payment or other distribution or disbursement of moneys or property to or on behalf of any officer, director, manager, shareholder or member of any Seller or any member of the immediate families of any of the Seller Parties, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices.

          10.9.20. Entered into any other transaction other than in the ordinary course of business consistent with past practices.

          10.9.21. Agreed or committed to do any of the foregoing.

     10.10 No Adverse Changes. Since June 30, 2005, there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, any Seller, its prospects, condition (financial or otherwise), its operations, the Business, or the Purchased Assets.

     10.11 Employees. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against any Seller or that in any manner affects any Seller. Each Seller is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, each Seller shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or Social Security benefits. Each Seller has complied with all requirements of the U.S. Immigration and Nationality Act, as amended, including without limitation all employment verification and antidiscrimination provisions applicable to current and former employees of each Seller. There is no unfair labor practice, charge, or complaint or other proceeding pending or, to the best knowledge of the Seller Parties, threatened against any Seller relating to the business of any Seller before the National Labor Relations Board or any other Governmental Entity. There is no labor strike, slowdown, or stoppage pending or, to the best knowledge of the Seller Parties, threatened, against or affecting the business of any Seller. Each Seller is and has been in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment, and wages and hours, occupational safety and health and notice and other requirements of the WARN Act or similar state statutes, and is not engaged in any unfair labor practices. No charges with respect to or relating to any Seller are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. No Seller Party has received notice of the intent of any federal, state, or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Seller and no such investigation is in process.

     10.12 Employee Benefit Plans.

          10.12.1. Schedule 10.12 contains a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by any Seller or under which any Seller has had any obligations with respect to an employee, director, manager, stockholder or member of any Seller ("PLANS").

          10.12.2. No Seller has incurred or will incur with respect to any Plan that is an employee benefit plan, as defined in Section (3)(3) of ERISA, 29 USC 1002(3), any actual or contingent liability, including, but not limited to, liability under Section 601 through 608 of ERISA, 29 USC 1161-1168, and IRC 4980B, any withdrawal liability from any multiemployer pension plan, any termination or withdrawal liability under Sections 4062, 4063, or 4064 of ERISA, 29 USC 1362, 1363, or 1364, any accumulated funding deficiency as such term is defined in Section 302 of ERISA, 29 USC 1082, and IRC 412 (whether or not waived), any requirement to make any contributions to any multiemployer plan, solely as a result of any Seller being a member of a controlled group of corporations, or treated as a single employer with any other entity within the meaning of IRC 414(b), 414(c), 414(m), or 414(n) arising from or incurred with respect to any period before the Closing Date.

     10.13 Certain Employees. Each of the following is included in the list of agreements in Schedule 10.12: all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, pension or retirement plans, profit-sharing plans, stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for benefits to Seller's employees, directors, managers, stockholders or members.

          10.13.1. Schedule 10.13 contains a true and complete list of the following: the names, positions, and compensation of the present employees, directors, managers, stockholders or members of each Seller. Except as listed in
Schedule 10.13, all Sellers' employees are employees-at-will, may be terminated at any time in accordance with the written policies (copies of which are contained in Schedule 10.13) of such Seller for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise.

          10.13.2. No retired employees of any Seller are receiving or are entitled to receive any payments or health or other benefits from any Seller.

     10.14 Contracts. Except for the Contracts and Commitments listed on
Schedule 1.6, or as otherwise listed on Schedule 10.14, no Seller is a party to nor is any Seller bound by any agreement or commitment that affects the Business, the Purchased Assets, or the Assumed Liabilities. All Contracts and Commitments are in full force and effect without amendment (unless the amendments are clearly noted), and such Seller is entitled to all benefits from all Contracts and Commitments. All Contracts and Commitments are the result of bona fide, arm's-length transactions and are legal, valid, and binding obligations of the parties thereto in accordance with their respective terms subject to laws generally governing bankruptcy and the enforcement of creditors' rights. No default or alleged default exists on the part of any Seller, and, to the Best Knowledge of any Seller Parties, no default or alleged default exists on the part of any other person or entity, under any of the Contracts and Commitments. True and complete copies of all Contracts and Commitments have been delivered to Buyer.

     10.15 Title to Purchased Assets. Sellers, in the aggregate, are the sole and absolute owners of the Purchased Assets and have good title to all of the Purchased Assets, free from all Encumbrances. Other than one copy machine which is on lease with US Express Leasing, none of the property used in the conduct of the Business and/or situated on the Premises is owned by and no interest is claimed therein by any other person or entity (whether a customer, supplier, or other person or entity).

     10.16 Condition of Purchased Assets. The Inventory is in good condition, not obsolete or defective, and is usable or saleable in the usual and ordinary course of business. All the Personal Property is in good working order and repair. Each item is situated at the Premises and is fit for its intended purpose, with no material defects.

     10.17 Receivables. The Receivables are the result of bona fide sales or other transactions. Except to the extent that a reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on the Financial Statements, all of the accounts and other receivables are fully collectible within 90 days of the invoice date in accordance with the Entities' ordinary practice (which has been disclosed to Buyer) and without resort to legal proceedings. Receivables that are not collected within 90 days of the invoice date shall be charged against earnings for all purposes, including the calculation of EBITDA.

     10.18 Sufficiency of Purchased Assets. The Purchased Assets constitute all the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or are useful in, or are necessary for the conduct of, the Business in accordance with present practices, and the Purchased Assets are sufficient for Buyer to continue to operate the Business in the ordinary course of business after the Closing.

     10.19 Taxes.

          10.19.1. For the purposes of this Agreement, "TAX" or "TAXES" shall mean all federal, state, county, local, foreign, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties. For purposes of this Agreement, (i) a Tax is "imposed" upon a person if such person is responsible under applicable law for the payment, withholding, or collection of such Tax; (ii) a person is "subject to" a Tax if such Tax is imposed on either (A) such person or (B) a third party based on the activities or assets of such person; and (iii) a Tax is "of" a person if either clause (i) or (ii) of this Section 10.19(a) pertains to such Tax and such person.

          10.19.2. For purposes of this Agreement, "TAX RETURN" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax.

          10.19.3. Except as otherwise disclosed on Schedule 10.19, each Seller has filed on a timely basis (within any applicable extension periods) all Tax Returns it is required to file under federal, state, local, or foreign law and has paid or established an adequate reserve with respect to all Taxes imposed on such Seller for the periods covered by such returns. No claim has ever been made by a governmental authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to Taxes imposed by that jurisdiction. No agreements have been made by or on behalf of any Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. No Seller or its officers or managers or members have received notice of any pending or threatened audit by the IRS or any state, local, or foreign agency related to any Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against any Seller. There are no federal, state, or local Tax Encumbrances outstanding against any of any Seller's assets (including, without limitation, the Purchased Assets). There are no outstanding powers of attorney issued by any Seller with respect to any matters relating to Taxes.

          10.19.4. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person or entity. Each Seller has, in accordance with Treasury Regulation Section 1.6662-3(c), "adequately disclosed" on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC 6662, or, as applicable, such disclosure would meet the conditions of any provision analogous or similar to Treasury Regulation Section 1.6662-3(c) contained in any state, local, or foreign tax law to which it is asserted that any Seller is or could be subject. There are no Tax rulings or requests for rulings relating to any Seller that could affect any Seller's Tax liability for any period (or portion of a period) after the Closing Date.

          10.19.5. Each Seller has provided to Buyer its correct taxpayer identification number on executed IRS Forms W-9. Buyer is not required to withhold any Taxes on any payments under this Agreement including, without limitation, any withholding pursuant to IRC 3406 or Chapter 3 of the Code. Seller is a United States person (as defined in IRC 7701(a)(30)).

          10.19.6. Each Seller that is a corporation is now and has been at all times since the Applicable Date a validly electing S corporation within the meaning of IRC 1361 and 1362 and will be a validly electing S corporation up to and including the Closing Date. The respective Applicable Dates are: January 14, 1999 for PTRS, Inc. and February 12, 2003 for NSI.

          10.19.7. Each Seller that is a limited liability company is now and has been at all times since the Applicable Date a limited liability company treated as a "partnership" under the Code. Such Sellers have never elected under the Code to be treated as a corporation, and neither Seller Parties nor any taxing authority has taken a position inconsistent with such treatment. The respective Applicable Dates are: January 3, 2005 for PRTS, LLC and August 15, 2002 for CHCS, LLC.

          10.19.8. No property of any Seller is tax-exempt use property within the meaning of IRC 168(h) or tax-exempt bond financed property within the meaning of IRC 168(g). No Seller has made, and no Seller is obligated to make, any payment nor is a party to any agreement that could obligate it to make any payments that, under IRC 280G or IRC 162(m), were or will not be deductible for Tax purposes.

          10.19.9. No Seller is subject to any Tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

          10.19.10. [Reserved]

          10.19.11. Any adjustment of Tax of Seller made by the IRS in any examination that is required to be reported to the appropriate state, local, or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

          10.19.12. Regarding Each Seller that is a corporation:

               10.19.12.1. Such Seller has not, within the last six years, been a member of an affiliated group (as defined in IRC 1504(a)) filing a consolidated United States federal income Tax Return, or similar Tax Return under the provisions of state, local, or foreign law; and

               10.19.12.2. No claim has been asserted against such Seller based upon liability for the Taxes of another person (A) under Treasury Regulation
Section 1.1502-6 or any corresponding or similar provisions of state, local, or foreign law, (B) as a transferee or successor, or (C) by contract or otherwise. No Seller does has a subsidiary investment that could reasonably be expected to be subject to the loss disallowance rules of Temporary Treasury Regulation
Section 1.337(d)-2T.

               10.19.12.3. With respect to each Seller that is a limited liability company. none of such Seller's payroll, property, or receipts or any other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state other than Florida, and each such Seller has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any state other than Florida.

          10.19.13. The sale by each Seller of the Purchased Assets and the Buyer's acquisition of such assets will not result in the imposition of or liability for any sales or use taxes except in connection with the transfer of any motor vehicles that are part of the Purchased Assets.

          10.19.14. Seller shall file timely Tax returns with the State of Florida and shall pay any Taxes that are due. Seller shall request a receipt from the appropriate governmental agency showing that the Taxes due are paid or a certificate stating that Taxes are not due. Seller shall promptly deliver the original copy of such certificate to Buyer.

          10.19.15. Each Seller waives all confidentiality regarding any Taxes that are payable to the State of Florida and agrees that the appropriate governmental official of Florida may release to Buyer each Seller's known Tax liability. Seller agrees to execute any separate waivers of confidentiality that Buyer or the Treasurer might require to implement the terms of this paragraph.

          10.19.16. The information set forth in the Financial Statements regarding unemployment Tax liability and rate, is correct and complete.

     10.20 Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the each of Seller Parties, threatened against or affecting any Seller, the Business, or the Purchased Assets.

     10.21 Product Liability and Warranty. No defect or deficiency exists in any of the products manufactured or sold by any Seller before the Closing, or in any finished Inventory, that could give rise to any liabilities or claims by any person or entity for breach of warranty, product liability, negligence, tort, toxic tort, or similar liabilities or claims.

     10.22 Environmental Matters.

          10.22.1. The following terms used in this Section 10.22 have the meanings set forth below:

          10.22.1.1. "ENVIRONMENTAL LAW(S)" shall mean any federal, state, county, municipal and local, foreign and other statutes, laws, rules, regulations and ordinances or rule of common law which relate to or deal with protection of human health, safety, or the environment (including the

Occupational Safety and Health Act, 29 USC 651 et seq.), or which govern (A) the existence, cleanup and/or remediation of contamination on property; (B) the emission or discharge of Hazardous Substances into the environment; (C) the control of hazardous waste; or (D) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials, all as may be from time to time amended or enacted or promulgated.

               10.22.1.2. "HAZARDOUS SUBSTANCE(S)" shall mean (A) any oil, flammable substances, explosives, radioactive materials, hazardous substances or wastes, toxic substances or wastes, pollutants, contaminants, or any related materials or substances identified in or regulated by any Environmental Law (including any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 USC 9601 et seq.)); and (B) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, carcinogens, petroleum products and by-products (including any fraction thereof), and radon.

               10.22.1.3. "PROPERTY" means any parcel of real estate now or previously owned, leased, or operated by Seller or in which Seller has or had any interest, including the Premises.

          10.22.2. Each Seller and all of the Property are now and have at all times been in full compliance with all Environmental Laws, and no Seller has any liabilities (whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise) under or by virtue of any Environmental Laws. There are no substances or conditions in or on the Property or at any geologically or hydrogeologically adjoining property that may support a claim or cause of action against any Seller or Buyer under any Environmental Laws. No Seller nor any of their employees, directors, managers, stockholders or members, officers or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility where the transportation or disposal could create liability to any unit of government or any third party.

     10.23 Compliance with Laws. At all times before the Closing Date, each Seller has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or the Purchased Assets.

     10.24 Suppliers and Customers.

          10.24.1. The list of all suppliers or vendors of products or services to Seller in connection with the Business (other than legal or accounting services) aggregating more than $______________________ (at cost) annually during each Seller's last fiscal year, and the address of each supplier or vendor and the amount sold to each Seller during that period which has been delivered to Buyer is complete and accurate, except as set forth in Schedule 10.24.

          10.24.2. The list of each of Seller's customers, the address of each customer, and the amount each customer purchased from Seller during the last fiscal year which has been delivered to Buyer is complete and accurate, except as set forth in Schedule 10.24.

          10.24.3. None of Seller Parties has any information that might reasonably indicate that any customer or supplier of any Seller intends to cease purchasing from, selling to, or dealing with such Seller. No information has been brought to the attention of any of Seller Parties that might reasonably lead any of them to believe that any material customer or material supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with any Seller, or would alter in any material respect its purchases from, sales to, or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated.

          10.24.4. Since June 30, 2005, no customer representing 5% or more of any Seller's revenues has canceled any order or contract for services or products to be provided by any Seller.

          10.24.5. Since June 30, 2005, no supplier representing 5% or more of any Seller's purchases has canceled any contract or order for provision of any raw materials, supplies, or services

(including utilities) to the Seller.

     10.25 Progress Payments. Schedule 10.25 contains a true and complete list and description of all security deposits, progress payments, and the like that any Seller has received relating in any way to any purchase orders, leases, or other agreements that are part of the Purchased Assets.

     10.26 No Brokers. Other than Work Net Network, Inc. (i.e. Brent Spechler)("Consultant"), Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement. Any fees due Consultant shall be paid by and shall be the sole responsibility of Seller and Seller shall hold Buyer harmless therefrom.

     10.27 Insider Transactions. A complete and accurate list and brief description of all contracts or other transactions involving any Seller in which any officer, employee, director, manager, stockholder or member of any Seller; any member of their immediate families; or any affiliate has any interest is set forth in Schedule 10.27.

     10.28 Bank Accounts. Schedule 1.4 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories of funds of any Seller, the names of all persons authorized to draw or sign checks or drafts on such accounts, the numbers of such accounts, and the names and locations of any institutions in which any Seller has safe-deposit boxes and the names of the individuals having access to those boxes.

     10.29 Intellectual Property.

          10.29.1. Schedule 1.5 lists all of each Seller's material Intellectual Property (other than know-how, trade secrets, and confidential and proprietary processes and technology) that each Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part, and all licenses and other agreements allowing such Seller to use the intellectual property of third parties. No Seller owns, directly or indirectly, or uses any patents, copyrights, trademarks, or service marks in the Business. Except as set forth in Schedule 10.29, each Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. None of the Sellers' Intellectual Property, or the use thereof by any Seller infringes on any other person's intellectual property. No any activity of any Seller in the conduct of the Business, infringes on any other person's intellectual property, and, to the Best Knowledge of each of the Seller Parties, no activity of any other person infringes on any of the Intellectual Property. Each Seller has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property, and no Seller requires a license or other proprietary right to so operate the Business. Each Seller's manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, know-how, and like data, if any, are in such form and of such quality that they can, following the Closing Date, be used in the process of designing, producing, manufacturing, assembling, and selling the products and providing the services previously provided by such Seller so that such products and services meet applicable specifications and conform with the quality standards such Seller previously met or was required to meet.

          10.29.2. Schedule 10.29 also lists all Internet Domain Names used or registered by each Seller, the registrar, and the date of registration. With respect to the Domain Names, (a) the Domain Names have been registered in the name of such Seller and are in compliance with all formal legal requirements;
(b) the Domain Names have not and are not involved in any dispute, opposition, invalidation, or cancellation proceeding and, to the Best Knowledge of each of the Seller Parties, there are no threatened actions with respect to the Domain Names; (c) the Domain Names are not being infringed or, to the Best Knowledge of each of the Seller Parties, have not been challenged, interfered with, or threatened in any way, and do not infringe, interfere with, or are not alleged to have interfered with or infringe, the trademark, copyright, or domain name of any third party; and (d) to the Best Knowledge of each of the Seller Parties, there is no domain name application pending that would interfere with or infringe the Domain Names.

          10.30 Insurance. All insurance policies covering each Seller's real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are described in Schedule 10.30 (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts each Seller deems sufficient with respect to its assets, properties, business, operations, products, and services as they are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists. No Seller is in default with respect to any provisions contained in any such insurance policies and no Seller has failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

     10.31 Conditional Tax Clearance. Sellers shall, within fifteen (15) days of Closing, provide to Buyer a certificate of conditional tax clearance from the official of the State of Florida having jurisdiction thereover showing that Sellers have filed all tax returns and reports required to be filed before Closing and that it has paid all taxes due.

     10.32 Unemployment Insurance Contribution Liability. Sellers shall, within fifteen (15) days of Closing, provide to Buyer a statement from the official of the State of Florida having jurisdiction thereover certifying the status of Sellers' contribution liability.

     10.33 Name Change Documents. PTRS, Inc., CHCS, LLC and PTRS, LLC shall, within fifteen (15) days of Closing, take all required actions to change their respective names as contemplated in Section 17 and shall deliver, within said fifteen (15) day period, to Buyer a certified copy of the filed certificate of amendment to Seller's articles of incorporation or articles of organization, as the case may be, changing its name.

11. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

     11.1 Organization and Standing. Buyer is a limited liability company to be organized and will be validly existing under the laws of the State of Florida at the Closing, and Buyer has all the requisite power and authority to own its properties and to conduct its business as it is now being conducted.

     11.2 Authorization. Buyer has taken all necessary action (a) to approve the execution, delivery, and performance of this Agreement and each of the Related Agreements and (b) to consummate any related transactions contemplated by these agreements. Buyer has duly executed and delivered this Agreement. This Agreement is, and when executed and delivered by the parties each of the Related Agreements will be, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     11.3 Existing Agreements and Governmental Approvals.

The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by them: (i) do not and will not violate any provisions of the law applicable to Buyer and (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Organization or Operating Agreement or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound.

          11.3.1. No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, limited liability company, partnership, individual, or other entity is necessary (i) to authorize Buyer's execution and delivery of this Agreement or (ii) to authorize Buyer's consummation of the transactions contemplated by this Agreement.

12. EMPLOYEES. Other than Domb and Kyle as set forth elsewhere herein, Buyer shall have no obligation to hire any of Sellers' employees, provided, however, that Buyer shall be free to negotiate with and hire any of Sellers' employees, and Seller shall cooperate and encourage such employees to accept employment with Buyer. The parties recognize that it may be advantageous to have the employees remain in the employ of the Sellers through the calendar quarter during which the Closing Date occurs. Except as specifically set forth on the Financial Statements, each Seller shall be responsible and liable for any salary, wages, bonuses, commissions, accrued vacations, or sick-leave time; profit sharing or pension benefits; and any other compensation or benefits, as well as any actions or causes of action, including, but not limited to, unemployment compensation claims and worker's compensation claims and claims for race, age, and sex discrimination and sexual harassment, that any of its employees assert. Each Seller shall further be responsible for all rights of such Seller's employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). At the election of any of Sellers' employees that Buyer has hired, such Seller shall fully cooperate with Buyer in rolling over the account balances of Sellers' Profit Sharing and 401(k) Plan, if any, into Buyer's comparable plan.

13. POSTCLOSING RECEIPTS. After the Closing, each Seller will immediately notify and transfer to Buyer any payments or other receipts it receives with respect to any of the Purchased Assets. Pending any such transfer, each Seller will segregate any such payments from its other assets and will clearly mark or designate them as the property of Buyer.

14. INDEMNIFICATIONS.

     14.1 Indemnification by Seller Parties. For a period of thirty (30) months after Closing (except the indemnifications with respect to any tax or Medicare related liabilities shall survive until the expiration of the applicable statute of limitations), Seller Parties, jointly and severally, shall pay, reimburse, indemnify, and hold harmless Buyer and its managers, officers, members, employees, successors, and permitted assigns from and against any and all claims, suits, actions, assessments, losses, diminution in value, liabilities, Taxes, fines, penalties, damages (compensatory, consequential, direct, indirect, and other), costs, and expenses (including reasonable legal fees) ("LOSSES"), and including any Losses that arise in the absence of a third-party claim, in connection with or resulting from:

          14.1.1. All debts, liabilities, and obligations of any Seller of any kind or character whatsoever to the extent existing or arising from facts and circumstances in existence at, before, or after the Closing, including, without limiting the generality of the foregoing, debts, liabilities, and obligations arising from negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, default under any Contract or Commitment, or otherwise attributable to any Seller or for which any Seller shall be responsible, and whether any such debts, liabilities, and obligations are accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, except only for the Assumed Liabilities.

          14.1.2. Any inaccuracy in any representation or breach of any warranty of any of Seller Parties contained in this Agreement or any Related Agreement (whether made at the date of this Agreement or the Closing Date).

          14.1.3. Any failure by any of Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by any of the Seller Parties under this Agreement or any Related Agreement.

          14.1.4. Any of the following to the extent existing or arising on or before the Closing Date: (i) the presence, management, production, refinement, manufacture, processing, distribution, use, treatment, sale, storage, disposal, transportation, or handling, or the emission, discharge, release, or threatened release of any Hazardous Substances on, over, under, from, or affecting the Premises or the soil, water, vegetation, persons, or animals thereon; (ii) any death, personal injury, or property damage (real or personal) arising out of or related to such Hazardous Substances on, over, under, or from the Premises; and
(iii) any violation of any Environmental Laws by any Seller or its officers, employees, directors, managers, stockholders, members, agents or representatives.

          14.1.5. [Reserved].

          14.1.6. In addition to the right of the Buyer to indemnification hereunder, the Buyer shall have the right from time to time to set off the amount of any of the Buyer's damages (specifically including, but not limited to, any breach of the representations and warranties set forth in Section 10.7 hereof) against the amounts due Sellers pursuant to Article 3 or otherwise.

     14.2 Indemnification by Buyer. Buyer shall pay, reimburse, indemnify, and hold harmless Seller Parties and their respective employees, directors, managers, stockholders or members. officers, successors, and permitted assigns from and against any and all Losses, and including any Losses that arise in the absence of a third-party claim, in connection with or resulting from:

          14.2.1. The Assumed Liabilities.

          14.2.2. Any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement (whether made at the date of this Agreement or the Closing Date).

          14.2.3. Buyer's failure to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Buyer under this Agreement or any Related Agreement.

          14.2.4. Any and all losses, costs, claims, causes of action, damages, liabilities, or other expenses of any kind or character whatsoever to the extent suffered or incurred by Seller Parties from and after the Closing Date arising from, related to or connected with Buyer's ownership and/or use of the Purchased Assets.

15. EXPENSES. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.

16. RISK OF LOSS. The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Sellers at all times up to the Closing, and it shall be the responsibility of each Seller to repair, or cause to be repaired, and to restore the property to the condition it was in before the loss or damage.

17. SELLER'S NAME. Seller agrees that from and after the Closing Date, Buyer shall have the right to use in or in connection with the conduct of any business (whether carried on by it directly or through any related entity) the names "Coastal Health Care Solutions, LLC", "Professional Therapy & Rehabilitation Services, LLC", "Professional Therapy & Rehab Services, Inc." AND "NURSING SOLUTIONS INTERNATIONAL, INC." (each, "NAME" or collectively, "NAMES"); any part or portion of the Name(s), either alone or in combination with one or more other words; or any variation of the Name(s). Each Seller warrants to Buyer that it has taken all necessary action to protect the its Name in the State of Florida (Buyer acknowledges Sellers have not trademarked their Names) and agrees to take or cause to be taken any and all steps or actions that shall be or become permissible, proper, or convenient to enable or permit Buyer to use the Name(s), or any part or portion of the Name(s), either alone or in combination with one or more other words. It is contemplated that each Seller will change its name to a name that is not confusingly similar to any Name. After the Closing Date, Seller agrees that it will not use either directly or indirectly the Name or the initials "PTRS", "PTRS, LLC", "PTRS, Inc.", "CHCS", "CHCS, LLC" ("INITIALS"), or any of them, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that any Seller directly or indirectly carries on or conducts.

18. TERMINATION.

     18.1 This Agreement may be terminated at any time before the Closing Date as follows:

          18.1.1. By Buyer and Seller Parties in a written instrument.

          18.1.2. By either Buyer or Seller Parties if the Closing does not occur on the Closing Date.

          18.1.3. By Buyer or Seller Parties if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

          18.1.4. By Buyer or Seller Parties if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 Business Days after the breaching party or parties receive written notice of the breach from the other party.

     18.2 If terminated as provided in Section 18.1, this Agreement shall forthwith become void and have no effect, except for Sections 18.3 and 19, and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.

     18.3 Buyer, on the one hand, and Seller Parties, jointly and severally, on the other hand, agree that if this Agreement is terminated pursuant to Section 18.1, each party will not, during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave the other party's employment.

19. DEFAULT.

     19.1 Default by Sellers. In the event Sellers shall fail to perform any of their obligations pursuant to this Agreement, Buyer may, if such failure is not cured within twenty (20) days written notice thereof to Sellers, at its option, seek any remedies Buyer may have at law or in equity, elect to specifically enforce the terms hereof or terminate this Agreement. If Buyer elects to terminate this Agreement, neither party shall have any remaining liability to the other.

     19.2 Default by Buyer. If Buyer shall fail to perform any of its obligations pursuant to this Agreement, and Buyer shall fail to so perform upon twenty (20) days' written notice thereof, Buyer shall be deemed in default under this Agreement; provided, however, if the failure to perform is of a character which requires more than twenty (20) days to cure, Buyer shall not be deemed to be in default if, during such thirty (30) day period, Buyer commences and thereafter continues diligently to cure such default. If Buyer is in default, then Sellers may seek any remedies Sellers may have at law or in equity and

          19.2.1. Buyer shall execute such documentation as may be reasonably necessary to return all Purchased Assets then owned by Buyer to Sellers for no additional monetary consideration due from Sellers to Buyer and

          19.2.2. Buyer shall execute such documentation as may be reasonably necessary to enable Sellers to use the Names, in which case Buyer shall thereafter be prohibited from either directly or indirectly using the Names or the Initials, or any of them, either alone or in combination with one or more words, in or in connection with any business, activities, or operations that Buyer directly or indirectly carries on or conducts for no monetary consideration due from Sellers to Buyer.

          19.2.3. Seller Parties shall be released from their obligations pursuant to Section 8 ("Interference with Company") of the Employment Agreements between Domb and Kyle, as employees, and the Buyer, as employer and Section ___ of the Noncompetition Agreement and Section 6.5 ("Non-Solicitation of Employees) of this Agreement.

20. MISCELLANEOUS PROVISIONS.

     20.1 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of thirty (30) months after Closing (except for matters of taxation which shall extend through the statute of limitations for the tax matter involved).

     20.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the respective addresses set forth above or to such other address or facsimile number that the parties may designate in writing.

     20.3 Assignment. Neither the Seller Parties nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any affiliate without Seller Parties' consent in which case Buyer shall remain liable to Sellers for Buyers obligations hereunder.

     20.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person or entity.

     20.5 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Florida.

     20.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

     20.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

21. TAXATION. The parties to this Agreement acknowledge that the transactions among them were once planned to be an acquisition of Equity Interests from the Seller Equityholders ("Equity Acquisition"). To the extent the Seller Equityholders are required to pay more Federal and/or State income taxes, in the aggregate and exclusive of Sellers tax preference items, as a result of this Agreement than they would have paid pursuant to the Equity Acquisition ("Net Tax Burden"), Buyer will reimburse such Seller Equityholders. Seller Equityholders will have their Federal and State tax returns for the period(s) applicable to the transactions set forth in this Agreement prepared by Buyer's accountants. The Net Tax Burden shall be computed by Buyer's accountants. Any Net Tax Burden due Seller Equityholders pursuant to this Section 21 shall be paid by Buyer on or before the due date of the applicable tax. Buyer shall remain liable to the Seller Equityholders for reimbursement of the Net Tax Burden, and any interest and penalties related thereto, for the period of time extending and corresponding to the applicable statute of limitations during which the Internal Revenue Service can audit and examine the Federal and State Tax Returns of the Seller Equityholders and assess additional taxes thereon.

22. Buyer's Financing. Seller Parties acknowledge that Buyer, together with others, heretofore and in connection herewith, has borrowed and/or raised money from Comerica Bank and/or other financial institutions ("Financiers") to finance this transaction and others, and Buyer's assets (including the Purchased Assets) are or may be used as collateral and/or cross-collateral for the obligations relating to this transaction and other transactions and/or additional obligations of Buyer and others. Therefore, notwithstanding anything contained herein (or in any other document related to this transaction) to the contrary, Buyer's obligations, representations, warranties, covenants and undertakings hereunder are subject to the terms and conditions imposed upon Buyer by the Financiers, their affiliates and successors. Seller Parties have been afforded an opportunity to review any and all documents relating to any of the foregoing.

     The parties have executed this Agreement on the date set forth on the first page of this

Agreement.

                                        Family Home Health Services, Inc. a
                                        Nevada corporation


                                        By: /s/ Kevin Ruark
                                            ------------------------------------
                                        Its: CEO & President
                                             -----------------------------------

                                        Buyer:


                                        New PTRS, LLC, a Florida limited
                                        liability company


                                        By: /s/ Kevin Ruark
                                            ------------------------------------
                                        Its: Manager
                                             -----------------------------------


                                        Sellers:

                                        /s/ Marc Domb
                                        ----------------------------------------
                                        Marc Domb

                                        /s/ David Kyle
                                        ----------------------------------------
                                        David Kyle


                                        Professional Therapy & Rehabilitation
                                        Services, LLC, a Florida limited
                                        liability company


                                        By: /s/ Marc Domb
                                            ------------------------------------
                                        Its: Executive Administrator
                                             -----------------------------------

                                        Professional Therapy & Rehab Services,
                                        Inc, a Florida corporation


                                        By: /s/ Marc Domb
                                            ------------------------------------
                                        Its: President
                                             -----------------------------------


                                        Nursing Solutions International, Inc, a
                                        Florida corporation


                                        By: /s/ David Kyle
                                            ------------------------------------
                                        Its: President
                                             -----------------------------------


                                        Coastal Health Care Solutions, LLC, a
                                        Florida limited liability company


                                        By: /s/ David Kyle
                                            ------------------------------------
                                        Its: Executive Administrator
                                             -----------------------------------